Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-238736 on Form S-8 and Post-Effective Amendment No. 1 to each of Registration Statement Nos. 333-225273 and 333-225274 on Form S-3 of our report dated February 26, 2020 (December 16, 2020 as to the effects of the reverse stock split described in Note 16), relating to the financial statements of HighPoint Resources Corporation (the “Company”) and our report dated February 26, 2020, on the effectiveness of the Company’s internal control over financial reporting appearing in this Current Report on Form 8-K dated December 17, 2020.

/s/ Deloitte & Touche LLP

Denver, Colorado

December 16, 2020